Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 27, 2013 with respect to the financial statements and financial highlights of Bluepoint Trust for the period ended September 30, 2013 which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement No. 811-22723, Form N-1A, Post-Effective Amendment No. 1. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm.”

New York, New York

January 28, 2014